As filed with the Securities and Exchange Commission on July 7, 2000.

                              Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  ELCOTEL, INC.
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               (Exact name of issuer as specified in its charter)

                Delaware                                   59-2518405
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     (State or other jurisdiction of                     (IRS Employer
     incorporation or organization)                    Identification No.)

                  6428 Parkland Drive, Sarasota, Florida 34243
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                    (Address of principal executive offices)

                      Elcotel, Inc. 1999 Stock Option Plan
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                            (Full title of the plan)

                               William H. Thompson
                Senior Vice President, Administration & Finance,
                      Chief Financial Officer and Secretary
                                  Elcotel, Inc.
                               6428 Parkland Drive
                             Sarasota, Florida 34243
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                     (Name and address of agent for service)

                                 (941) 758-0389
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          (Telephone number, including area code, of agent for service)

                                   Copies to:

                            Larry P. Laubach, Esquire
                      Schnader, Harrison, Segal & Lewis LLP
                                   Suite 3600
                               1600 Market Street
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 751-2360

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                         CALCULATION OF REGISTRATION FEE

============================================================================================================

        Title of
       Securities            Amount to           Proposed Maximum         Proposed Maximum        Amount of
         to be                   be               Offering Price         Aggregate Offering     Registration
       Registered          Registered (1)           per Share (2)              Price (2)            Fee (2)
       ----------          --------------        ----------------        ------------------     ------------
Common Stock, par             539,988                $1.5469                  $835,307             $220.52
value $.01 per share           shares

------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which become issuable under the Elcotel, Inc. 1999 Stock Option Plan as a result of stock splits, stock dividends or similar transactions.

(2) Calculated solely for the purpose of determining the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of a share of Common Stock of Elcotel, Inc. on the Nasdaq National Market on July 5, 2000, which was $1.5469 per share.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

      The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference in the Registration Statement:

            (a) The annual report of the Company on Form 10-K for the year ended March 31, 2000;

            (b) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2000;

            (c) The Description of Securities contained in Item 1 of the Form 8-A dated November 21, 1986, filed with the Securities and Exchange Commission on November 26, 1986.

      In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      The Company's Bylaws provide that it shall indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any legal action against such person by reason of the fact that such person is or was a director, officer or employee of the Company or served at the request of the Company as an officer or director of another entity if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to any criminal action, such person had no reasonable cause to believe his conduct was unlawful.

      The Company's Certificate of Incorporation contains a provision limiting directors' liability under certain circumstances, which provides that a director is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which deals with willful or negligent payment of unlawful dividends or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Statutory authority for such provision is contained in Section 102(b)(7) of the DGCL.

Item 7. Exemption From Registration Claimed.

      Not applicable.

Item 8. Exhibits

      The exhibits required by Item 601 of Regulation S-K and this item are included following the Exhibit Index at Page E-1, all of which are incorporated herein by reference.

Item 9. Undertakings.

      (a) The undersigned registrant hereby undertakes to:

            (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida on July 6, 2000.

                                          ELCOTEL, INC.

                                          By: /s/ Michael J. Boyle
                                              ----------------------------------
                                              Michael J. Boyle
                                              President, Chief Executive Officer
                                              and Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                          Title                      Date
           ---------                          -----                      ----
By: /s/ Michael J. Boyle             President & Chief Executive         June 26, 2000
    -----------------------------    Officer, Director and
        Michael J. Boyle             Chairman of the Board


By: /s/ William H. Thompson          Senior Vice President,              June 23, 2000
    -----------------------------    Chief Financial Officer,
         William H. Thompson         Secretary (principal financial
                                     officer)

By: /s/ Scott M. Klein               Controller (principal               June 23, 2000
    -----------------------------    accounting officer)
         Scott M. Klein

By: /s/ Charles H. Moore             Director                            June 27, 2000
    -----------------------------
         Charles H. Moore

By: /s/ Thomas E. Patton             Director                            June 27, 2000
    -----------------------------
         Thomas E. Patton

By: /s/ Mark L. Plaumann             Director                            June 23, 2000
    -----------------------------
         Mark L. Plaumann

                                  EXHIBIT INDEX

Exhibit
Number      Description
-------     -----------

4.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999)

4.2 By-Laws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for year ended March 31,
            1992)

5.1         Opinion of Schnader Harrison Segal & Lewis LLP (filed herewith)

23.1        Consent of Deloitte & Touche LLP (filed herewith)

23.2        Consent of Schnader Harrison Segal & Lewis LLP (included in Exhibit
            5.1)


                                      E-1